NEWS RELEASE
Exhibit 99.1

Vanguard Natural Resources, LLC to Switch Stock Exchange Listing
to The NASDAQ Stock Market

Houston – April 11, 2013 – Vanguard Natural Resources, LLC (NYSE:VNR) (“Vanguard”) announced today its intention to voluntarily transfer its stock exchange listing from the New York Stock Exchange (“NYSE”) to The NASDAQ Global Select Market (“NASDAQ”), an exchange of The NASDAQ OMX Group Inc. (Nasdaq: NDAQ). Vanguard currently expects that its Class A common units will commence trading on the NASDAQ on April 23, 2013 and will continue to be listed under the ticker symbol “VNR.” Vanguard’s common units will continue to trade on the NYSE until the transfer has been completed.

Scott W. Smith, President & Chief Executive Officer commented, “After careful consideration, we believe the NASDAQ will provide our unitholders with access to an advanced trading platform and will be a more cost effective platform for Vanguard currently and even more so in the future as we continue to grow. In addition, NASDAQ offers quantitative and qualitative governance standards more beneficial to listed companies with significant retail unitholders, particularly those related to quorum requirements.”

“We are proud to welcome Vanguard Natural Resources to NASDAQ’s family of premier energy companies,” said Bruce Aust, Executive Vice President, Global Corporate Client Group, NASDAQ OMX. “Vanguard Natural Resources joins more than 130 companies to transfer their listings to The NASDAQ Stock Market in recent years, and we look forward to supporting VNR and its unitholders in the years to come.”

About Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of mature, long-lived oil and natural gas properties in the United States. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Arkoma Basin in Arkansas and Oklahoma, Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Piceance Basin in Colorado, South Texas, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming, the Powder River Basin in Wyoming and Mississippi. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements
We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com